Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

David Carlson Executive Vice President and Chief Financial Officer LaCrosse Footwear, Inc. 503-262-0110 ext. 1331	Michael Newman Investor Relations StreetConnect, Inc. 800-654-3517 BOOT@stct.com

LACROSSE FOOTWEAR REPORTS FIRST QUARTER RESULTS

Quarterly Sales Up 32% Year-over-Year; Core Work Sales Up 9%

Continued Penetration into Niche Work and Outdoor Market Segments

Portland, Ore.—April 26, 2012 -- LaCrosse Footwear, Inc. (Nasdaq: BOOT), a leading provider of premium, branded footwear for work and outdoor users, today reported results for the first quarter ended March 31, 2012.

For the first quarter of 2012, LaCrosse reported net sales of $33.3 million, up 32% from $25.2 million in the first quarter of 2011. The Company’s first quarter 2012 sales results benefitted from its fiscal calendar which provided four additional business days compared to the first quarter of 2011. Net income was $0.6 million or $.08 per diluted share in the first quarter of 2012, up from a net loss of $0.7 million or ($.10) per diluted share in the first quarter of 2011.

Sales to the work market were $24.0 million for the first quarter of 2012, up 50% from the same period of 2011, reflecting fulfillment of a previously announced U.S. military order and growing demand from a variety of non-military government and other niche work markets. Excluding the Company’s contract military and discontinued work apparel sales, core work sales in the first quarter of 2012 increased 9% from the same period in 2011.

Sales to the outdoor market were $9.3 million for the first quarter of 2012, up 2% from the same period of 2011. Overall outdoor sales were negatively impacted by unseasonably warm and dry weather conditions, offset by growing demand for the Company’s new hiking and lifestyle products.

Gross margins for the first quarter of 2012 were 37.9% of net sales, compared to 41.4% in the same period of 2011. The year-over-year decline in gross margins primarily reflects an increase in U.S. military business and closeout sales. Operating expenses were $11.6 million in the first quarter of 2012, up 2% from the same period in 2011, reflecting increased investments in product development activities. The Company’s inventories were $43.1 million at the end of the first quarter of 2012, down 8% from the end of the same period in 2011.

“We’re pleased with our performance in the first quarter of 2012, particularly the continued sales growth for our core work products and the success of our newest outdoor products,” said Joseph P. Schneider, President and CEO of LaCrosse Footwear, Inc. “During the quarter, we completed delivery of the large military contract that began in the fourth quarter of 2011 and saw increased sales of our tactical law enforcement boots and other innovative products to a variety of government customers. We also continued to penetrate into niche work market segments, such as mining, oil and gas exploration, and agriculture.”

“Despite the adverse impact of unusually warm and dry weather during the winter, we’ve made good progress in reinvigorating our outdoor product line with our innovative new hiking and lifestyle boots to extend the appeal of our brands across a broader demographic. We also continued to build relationships with new major retailers in North America, gradually expand our international distribution and grow our direct channels. We believe LaCrosse is well-positioned to continue to capture market share and grow profitably over the long term.”

Based on the Company’s financial outlook, the Board of Directors today announced the approval of a quarterly dividend of $0.125 per share of common stock. The second quarter dividend will be paid on June 18, 2012 to shareholders of record as of the close of business on May 22, 2012. The Board of Directors, while not declaring future dividends to be paid, has established a quarterly dividend policy reflecting its intent to declare and pay a quarterly dividend of $0.125 per share of common stock.

First Quarter 2012 Conference Call

LaCrosse will host a conference call to discuss its financial results today, April 26, 2012 at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call and accompanying slideshow presentation will be available at www.lacrossefootwearinc.com under “Investor Events” or by calling 877-941-8609 or +1 480-629-9835. A 48-hour replay will be available by calling 800-406-7325 or +1 303-590-3030 (Access Code: 4522735).

About LaCrosse Footwear, Inc.

LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are sold to a network of specialty retailers and distributors in North America, Europe and Asia. Work consumers include people in law enforcement, transportation, mining, oil and gas exploration and extraction, construction, government services and other occupations that require high-performance and protective footwear as a critical tool for the job. Outdoor consumers include people active in hunting, outdoor cross-training, hiking and other outdoor recreational activities, as well as consumers attracted to footwear reflecting an outdoor lifestyle. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.

Forward-Looking Statements

All statements, other than statements of historical facts, included in this release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “plan,” “expect,” “aim,” “believe,” “project,” “target,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could” and other terms of similar meaning, typically identify such forward-looking statements. Forward- looking statements include without limitation, statements regarding the anticipated success of new products, our ability to broaden awareness and demand for our brands, our ability to capture market share in the future, our future success based on building relationships with new major retailers in North America and expanding our international and direct channels of distribution, and the Board of Directors’ intent to declare and pay dividends in future periods. The forward-looking statements included in this release are based on certain assumptions and expectations of future events and trends that are subject to risks and uncertainties. Risk factors and other uncertainties which may adversely impact the outcome of such forward-looking statements include the risk factors set forth in our 2011 Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q for 2012. The Company assumes no obligation to update or revise any forward-looking statements to reflect the occurrence or non-occurrence of future events or circumstances.

LaCrosse Footwear, Inc.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share amounts)

(Unaudited)

	Quarter Ended
	March 31, 2012	March 26, 2011
Net sales	$33,285	$25,188
Cost of goods sold	20,654	14,751

Gross profit	12,631	10,437
Operating expenses	11,577	11,384

Operating income (loss)	1,054	(947)
Non-operating expense	(123)	(125)

Income (loss) before income taxes	931	(1,072)
Income tax provision (benefit)	371	(422)

Net income (loss)	$560	$(650)

Net income (loss) per common share:
Basic	$0.09	$(0.10)
Diluted	$0.08	$(0.10)
Weighted average number of common shares outstanding:
Basic	6,508	6,485
Diluted	6,608	6,485
Supplemental Product Line Information
Work Market Sales	$24,010	$16,056
Outdoor Market Sales	9,275	9,132

	$33,285	$25,188

LaCrosse Footwear, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	March 31, 2012	December 31, 2011	March 26, 2011
Assets:
Current Assets:
Cash and cash equivalents	$402	$774	$527
Trade and other accounts receivable, net	18,059	22,726	15,666
Inventories	43,070	48,648	46,869
Prepaid expenses and other	1,276	1,398	984
Deferred tax assets	1,711	1,771	1,675

Total current assets	64,518	75,317	65,721
Property and equipment, net	16,353	16,143	16,000
Goodwill	10,753	10,753	10,753
Other assets	271	222	243

Total assets	$91,895	$102,435	$92,717

Liabilities and Shareholders’ Equity:
Current Liabilities:
Short-term borrowings	$8,643	$16,869	$6,247
Accounts payable	6,593	7,463	10,553
Accrued compensation	1,977	1,789	1,301
Other accruals	1,640	2,939	1,994

Total current liabilities	18,853	29,060	20,095
Long-term debt	107	138	225
Deferred revenue	565	550	548
Deferred lease obligations	923	895	813
Compensation and benefits	6,981	7,214	4,146
Deferred tax liabilities	1,189	1,450	3,053

Total liabilities	28,618	39,307	28,880

Total shareholders’ equity	63,277	63,128	63,837

Total liabilities and shareholders’ equity	$91,895	$102,435	$92,717

LaCrosse Footwear, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Quarter Ended
	March 31, 2012	March 26, 2011
Cash flows from operating activities:
Net income (loss)	$560	$(650)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	945	883
Stock-based compensation expense	201	257
Deferred income taxes	(200)	260
Loss on disposal of property and equipment	—	74
Changes in operating assets and liabilities:
Trade and other accounts receivable	4,684	7,190
Inventories	5,669	(6,724)
Accounts payable	(798)	(5,993)
Accrued expenses and other	(1,263)	(4,163)

Net cash provided by (used in) operating activities	9,798	(8,866)

Cash flows from investing activities:
Purchases of property and equipment	(1,243)	(791)

Cash flows from financing activities:
Net proceeds from (reductions in) short-term borrowings	(8,226)	6,247
Cash dividends paid	(814)	(812)
Proceeds from exercise of stock options	53	451

Net cash provided by (used in) financing activities	(8,987)	5,886

Effect of foreign currency exchange rate changes on cash and cash equivalents	60	24

Net decrease in cash and cash equivalents	(372)	(3,747)
Cash and cash equivalents:
Beginning of period	774	4,274

End of period	$402	$527

END OF FILING